UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Exchange Act of 1934 (Amendment No.  )
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☑	Soliciting Material Pursuant to §240.14a-12

PRA INTERNATIONAL

(Name of Registrant as Specified in its Charter)

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The following is a letter, with attachments, from Terrance J. Bieker, Chief Executive Officer of PRA International, to employees of PRA International:
Office of the Chief Executive
25 July 2007
Dear Colleagues:
I am pleased to share with you some exciting news about our company.
Today we announce our second quarter earnings. We continue to be above our targets for the year in revenue and in Net New Business Awards (NBA). The revenue numbers show that we are meeting our clients’ operational needs and the rising NBA figures tell us that our clients have the confidence in PRA to give us more work in the future.
This is a great story and I am proud to take this to the market on today’s call. Your enthusiasm for PRA has made this possible and I am pleased to be part of your success.
We are also announcing this morning that the Board of Directors has accepted an offer from Genstar to purchase all of the shares of PRA and take the company private. For those who do not know, Genstar has been a significant shareholder while we have been a public company, and they hold two seats on PRA’s Board of Directors. Prior to PRA going public in November 2004, Genstar was our principle owner. Because Genstar is a known entity to PRA, we have a great deal of confidence that our core values and culture, which have framed the Company’s new foundation, will be maintained and we believe Genstar can help us take advantage of our strong position in the dynamic and growing CRO market.
I encourage all of you to listen to our earnings call today at 9:00 AM US Eastern Time. Each office will have a central place set up to listen to the call. If you are not in the office, the call can be accessed via webcast reached through www.prainternational.com or by dial-in at 1-800-322-2803 or 617-614-4925 in the US and Canada or +1-617-614-4925 from elsewhere.
Attached to this email are two press releases, one announcing our quarterly results and another that provides details of the Genstar transaction.
Working together we are turning around the company and I thank each of you for the good work you have done to make this happen.
Congratulations and thank you.
Best regards,
Terry Bieker
Chief Executive Officer
12120 Sunset Hills Road, Suite 600 ▪ Reston, VA 20190 ▪ T: 703.464.6444 ▪ F: 703.464.6305 ▪ BiekerTerry@PRAintl.com ▪ www.PRAintl.com

GLOBAL CLINICAL DEVELOPMENT
COMPANY CONTACTS:

Investors/Analysts:
Linda Baddour	Kathy Waller
Executive Vice President & CFO	Financial Relations Board
(703) 464-6300	(312) 640-6696

Media:
John Lewis
Director of Marketing
(703) 464-6338

FOR IMMEDIATE RELEASE
WEDNESDAY, JULY 25, 2007
PRA INTERNATIONAL ANNOUNCES SECOND QUARTER RESULTS
Service Revenue Up 29%; Record Backlog Increases 35%
RESTON, Va., JULY 25, 2007 — PRA International (NASDAQ: PRAI), a leading global clinical research organization, today announced operating results for the second quarter ended June 30, 2007. All comparisons are with prior-year periods.
Second Quarter Financial Highlights
•	Service revenue increased 28.7% to $90.2 million

•	Backlog increased 35% to $693.8 million

•	Gross new business awards were $149.7 million, for a gross book-to-bill ratio of 1.66

•	Net new business awards were $130.1 million, for a net book-to-bill ratio of 1.44

•	Days Sales Outstanding improved from 17 to 3
Six Month Financial Highlights
•	Service revenue increased 25.8% to $175.2 million

•	Gross new business awards were $274.7 million, for a gross book-to-bill ratio of 1.57

•	Net new business awards were $249.2, for a net book-to-bill ratio of 1.42
World Headquarters
12120 Sunset Hills Road, Suite 600 ▪ Reston, Virginia 20190 USA
Tel: +1 703 464-6300 ▪ Fax: +1 703 464-6301
W W W . P R A I N T E R N A T I O N A L . C O M

PRA International, Inc.
“The rebound in our top-line performance continues. We are encouraged by the pace of new business activity and the continued growth of our record backlog,” said Terrance J. Bieker, CEO of PRA International. “We remain steadfast in our client-centric focus and are committed to making the investments necessary to lay the foundation for our future growth.”
“From the Board’s perspective, the most important aspect of the Company’s turnaround for long-term growth is putting in place a strong executive leadership team,” added Mel Booth, Chairman. “In the second quarter, we named Terry Bieker as permanent CEO, Colin Shannon as president and COO and Linda Baddour as executive vice president and CFO. Terry, Colin and Linda, complemented by the existing management, form an outstanding team that is prepared to meet the challenges of rebuilding the company.”
Second Quarter Results
For the three month period ended June 30, 2007, PRA generated service revenue of $90.2 million compared with $70.1 million in the second quarter of 2006. Service revenue excludes the reimbursed out-of-pocket costs associated with client projects and programs. Reimbursement revenue was $13.3 million for the quarter, compared with $9.4 million in the same period a year ago. Income from operations was $374,000, compared with $7.0 million in the same quarter of 2006. The period’s operating margin, based on service revenue, was 0.4 percent or an adjusted 8.6 percent after accounting for $6.7 million in restructuring charges primarily related to the closure of two offices and $682,000 for the non-cash amortization relating to the identifiable intangible assets from the July 2006 Pharma Bio-Research acquisition. Net income for the quarter totaled $693,000, or $0.03 per diluted share. Factoring in restructuring charges and amortization from the Pharma Bio-Research acquisition, adjusted net income was $6.0 million, or $0.24 per diluted share. This compares with $6.8 million or $0.28 per diluted share in the year ago period. During the quarter, the Company had discrete tax benefit items of which the full amount is included in the second quarter effective tax rate. This amount contributed $0.03 to both the reported and the adjusted net income per diluted share. The Company continues to forecast its annual 2007 effective tax rate will be approximately 28%.
Gross new business awards for the quarter increased 18 percent to $149.7 million, from $127.3 million in the same period last year. Cancellations for the quarter were $19.7 million resulting in net new business for the quarter of $130.1 million. Quarter end backlog was $693.8 million, a 35% gain compared with $513.6 million at June 30, 2006.
First Half Results
For the six month period ended June 30, 2007, service revenue totaled $175.2 million, compared with $139.3 million in the first six months of 2006. Reimbursement revenue was $24.5 million, compared with $16.7 million for the same period last year. Income from operations in the first six months of 2007 totaled $4.8 million, compared with $15.6 million a year ago. Net income for the first six months of 2007 came in at $3.7 million, or $0.15 per diluted share. Excluding restructuring charges and amortization from the Pharma Bio-Research acquisition adjusted net income was $10.2

PRA International, Inc.
million, or $0.40 per diluted share. This compares with $12.9 million, or $0.53 per diluted share, a year ago.
PRA’s cash flow from operations was $19.0 million for the six-month period, compared with $11.3 million a year ago. As of June 30, 2007, PRA maintained cash and equivalents of approximately $38 million and no debt.
Guidance
The Company reiterated its 2007 guidance for service revenue and earnings per diluted share. For the full year 2007, service revenue, excluding reimbursed out-of-pocket costs associated with client projects, is anticipated to be in the range of $330 million to $350 million. Earnings per diluted common share for the full year 2007 are expected to be in the range of $0.48 to $0.58. Net income is anticipated to include restructuring charges of approximately $9 million and a $2.3 million non-cash charge for amortization of intangible assets related to the July 2006 acquisition of Pharma Bio-Research, which results in a forecast of adjusted diluted earnings per share of $0.80 to $0.90.
PRA will hold a conference call today, Wednesday July 25, 2007, at 9:00 a.m. EDT to discuss these second quarter results and the definitive merger agreement to be acquired by affiliates of Genstar Capital, LLC announced earlier. The call will be available via live webcast at www.prainternational.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. The call may also be accessed by dialing 800-322-2803 or 617-614-4925. A replay of the call will remain available at the site for 30 days.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements that are subject to risks and uncertainties relating to PRA International’s future financial and business performance, as well as any other predictive statements that depend on future events or conditions, or that include words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “may,” “will,” “estimate” or similar expressions of futurity. You should not place undue reliance on any forward-looking statements, which represent the company’s statements only as of the date of this news release and are not intended to give any assurance as to actual future events. Factors that might cause future events to differ include: successful focusing of our sales efforts and ability to expand our customer base; successful implementation of our streamlined management structure and realignment of the company; the ongoing need for early and late phase drug development services; project cancellations and timing issues; our ability to attract and retain qualified personnel; our ability to continue providing our services effectively, including the quality or accuracy of the data or reports provided and our ability to meet agreed-upon schedules; the ability and willingness of our clients to continue to spend on research and development at rates comparable to or greater than historical levels; trends or events affecting the CRO industry and the demand for CRO services; government regulation, including regulatory standards applicable to CRO services; evolving industry standards and technological changes; and general business and economic conditions. Events relating to PRA International could differ materially from those anticipated in

PRA International, Inc.
these forward-looking statements. Although these statements are based upon assumptions company management believes to be reasonable based upon available information, they are subject to the foregoing risks and uncertainties as well as those described more fully in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K. This document can be accessed in the SEC’s EDGAR database found at http://www.sec.gov. Please note that PRA International assumes no obligation to update any of the forward-looking statements in this release, except as required by applicable securities laws.
About PRA International
PRA International is one of the world’s leading global clinical development organizations, with over 2,700 employees working from offices in North America, Europe, South America, Africa, Australia, and Asia. PRA delivers services to its clients through a unique approach called Project Assurance®, which represents the Company’s commitment to reliable service delivery, program-level therapeutic expertise, easy global access to knowledge and involved senior management.
To learn more about PRA International, please visit http://www.prainternational.com or call our World Headquarters at +1 (703) 464-6300.
FINANCIAL TABLES FOLLOW

PRA International, Inc.
PRA International
Consolidated Income Statements
Three Months and Six Months Ended June 30, 2007 and 2006
(Dollars, in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June	June	June	June
	30, 2007	30, 2006	30, 2007	30, 2006
Service revenue	90,174	70,089	175,226	139,293
Reimbursement revenue	13,336	9,357	24,494	16,709
Total revenue	103,510	79,446	199,720	156,002

Direct costs	49,852	36,566	96,532	71,741
Reimbursable out of pocket costs	13,336	9,357	24,494	16,709
Selling, general & admin	36,101	23,847	66,367	46,872
Depreciation and amortization	3,847	2,651	7,574	5,077
Income from operations	374	7,025	4,753	15,603
Interest income (expense), net	88	403	(110)	737
Other income (expense), net	(337)	(485)	(392)	(454)
Income before tax	125	6,943	4,251	15,886

Provision for income taxes	(568)	108	550	2,945
Net income	693	6,835	3,701	12,941

Earnings per share
Basic	$0.03	$0.30	$0.15	$0.56
Diluted	$0.03	$0.28	$0.15	$0.53

Number of shares
Basic	24,437	23,162	24,395	23,065
Diluted	25,261	24,578	25,372	24,488

Reconciliation of adjusted income from operations
Income from operations	374	7,025	4,753	15,603
Amortization of identifiable intangible	682	—	1,383	—
Restructuring charge	6,654	—	7,612	—
Adjusted income from operations (1)	7,710	7,025	13,748	15,603

Reconciliation of adjusted net income
Net income	693	6,835	3,701	12,941
Amortization of identifiable intangible(2)	491	—	996	—
Restructuring charge(2)	4,791	—	5,481	—
Adjusted net income (1)	5,975	6,835	10,178	12,941

Adjusted net income per share (1)
Basic	$0.24	$0.30	$0.42	$0.56
Diluted	$0.24	$0.28	$0.40	$0.53

(1)	Amounts shown herein as “adjusted income from operations,” “adjusted net income,” and “adjusted earnings per share” exclude the effects of the one time charge for the office closures at Eatontown, NJ and Ottawa, Canada and the amortization of identifiable intangibles from the PBR acquisition. Each of the “adjusted income from operations,” “adjusted net income,” and “adjusted earnings per share” (i) are measures of our performance that are not required by, or presented in accordance with GAAP; (ii) should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP; and (iii) should not be considered in isolation or as a substitute for analysis of our GAAP results.

(2)	The three months ended June 30, 2007 amounts are net of a 28% projected annual tax rate for fiscal year 2007.
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PRA International
Summary Balance Sheet Data
(Dollars, in thousands)
(unaudited)

	June	March	June
	30, 2007	31, 2007	30, 2006
Cash and marketable securities	38,134	41,496	86,066
Accounts receivable, net	71,675	55,632	52,219
Unbilled	35,665	39,061	38,024
Advanced billings	107,800	106,627	77,296
Working capital	(3,441)	(9,238)	62,376
Total assets	458,933	445,066	352,895
Total debt	—	—	—
Equity	266,447	259,909	209,883

GLOBAL CLINICAL DEVELOPMENT
COMPANY CONTACTS:

Investors/Analysts:
Linda Baddour	Kathy Waller
Executive Vice President & CFO	Financial Relations Board
(703) 464-6300	(312) 640-6696
Media:
John Lewis
Director of Marketing
(703)464-6338
FOR IMMEDIATE RELEASE
WEDNESDAY, JULY 25, 2007
PRA INTERNATIONAL ENTERS INTO MERGER AGREEMENT
WITH GENSTAR CAPITAL
PRA Stockholders to Receive $30.50 Per Share in Cash; Transaction Valued at $790 Million
RESTON, VA., JULY 25, 2007 — PRA International (NASDAQ: PRAI), a leading global clinical research organization, today announced that it has entered into a definitive merger agreement to be acquired by affiliates of Genstar Capital, LLC (“Genstar”), a private equity firm and a beneficial owner of 12.8% of the outstanding PRA shares. The transaction is valued at approximately $790 million.
Under the terms of the agreement, PRA stockholders will be entitled to receive $30.50 in cash for each share of PRA common stock, representing a premium of approximately 13% to PRA’s closing share price on July 24, 2007, and a premium of approximately 24% to PRA’s average closing share price for the three months ended July 24, 2007.
The members of the Board of Directors of PRA, with the exception of management and those affiliated with Genstar, following the unanimous recommendation of a Special Committee composed entirely of independent directors, has approved the agreement and recommends that PRA stockholders approve the merger.
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World Headquarters
12120 Sunset Hills Road, Suite 600 ▪ Reston, Virginia 20190 USA
Tel: +1 703 464-6300 ▪ Fax: +1 703 464-6301
W W W . P R A I N T E R N A T I O N A L . C O M

PRA International, Inc.
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Armin M. Kessler, Chairman of the Special Committee, added: “After extensive negotiations and careful and thorough analysis, together with our independent advisors, the Special Committee and our Board endorsed this transaction as being in the best interest of the Company and our stockholders. We are pleased that this transaction appropriately recognizes the value of PRA as one of the world’s leading global CROs while providing our stockholders with an immediate cash premium for their investment in PRA. In Genstar, we are pleased to have an experienced group of investors committed to maintaining our company’s client-focused culture, building upon our core therapeutic expertise, and expanding our product offering across all business segments.”
“We believe PRA has a strong business model and intend to invest in the strategic initiatives necessary to allow the company to capitalize on the favorable dynamics of the CRO industry. By making the right investments and empowering employees to succeed, we fully expect to accelerate PRA’s current growth trajectory,” said Jean-Pierre Conte, Chairman and Managing Director of Genstar Capital.
Under the agreement, PRA may solicit proposals for alternative transactions from third parties for a 50-day period ending on September 12, 2007. To the extent that a superior proposal solicited during this period leads to the execution of a definitive agreement, PRA would be obligated to pay approximately a $7.9 million break-up fee to Genstar. In accordance with the agreement, the Board of Directors, through its Special Committee and with the assistance of its independent advisors, intends to actively solicit superior proposals during this period. There can be no assurances that this solicitation will result in an alternative transaction. PRA does not intend to disclose publicly developments with respect to this solicitation process unless and until its Board of Directors has made a decision regarding any alternative proposals.
Pending the receipt of stockholder approval and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as well as satisfaction of other customary closing conditions, the transaction is expected to be completed in the fourth quarter of 2007. There is no financing condition to the obligations of Genstar to consummate the transaction.
Credit Suisse Securities (USA) LLC is acting as financial advisor to the Special Committee. Dewey Ballantine LLP is acting as legal advisor to the Special Committee.
UBS Investment Bank is acting as financial advisor, and Latham & Watkins LLP is acting as legal advisor, to Genstar.
PRA will hold a conference call today, Wednesday, July 25, 2007 at 9:00 a.m. EDT to discuss this announcement, as well as second-quarter results. The call will be available via live webcast at www.prainternational.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. The call may also be accessed by dialing 800-322-2803 or 617-614-4925. A replay of the call will remain available at the site for 30 days.
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Additional Information and Where to Find It
In connection with the proposed merger, a proxy statement and other materials will be filed with the SEC. PRA INVESTORS ARE URGED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Investors will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to PRA International, 12120 Sunset Hills Road, Suite 600, Reston, VA 20190, telephone: (703) 464-6300, or from the Company’s website at http://www.prainternational.com.
Participants in the Solicitation
The Company, its directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed merger. Additional information regarding the interests of potential participants in the proxy solicitation will be set forth in the proxy statement and other relevant documents regarding the merger when they are filed with the SEC.
About PRA International
PRA International is one of the world’s leading global clinical development organizations, with over 2,700 employees working from offices in North America, Europe, South America, Africa, Australia, and Asia. PRA delivers services to its clients through a unique approach called Project Assurance®, which represents the Company’s commitment to reliable service delivery, program-level therapeutic expertise, easy global access to knowledge and involved senior management.
To learn more about PRA International, please visit http://www.prainternational.com or call our World Headquarters at +1 (703) 464-6300.
About Genstar Capital LLC
Based in San Francisco, Genstar Capital (www.gencap.com) is a private equity investment firm that makes leveraged investments in quality middle-market companies. Genstar Capital works in partnership with management to transform its portfolio companies into industry-leading businesses. With more than $3 billion of committed capital under management and significant experience investing in businesses, Genstar focuses on selected segments of life science and healthcare services, industrial technology, business services and software services.
Cautionary Note Regarding Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements.
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These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against PRA and others following the announcement of the merger agreement; (3) the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the merger; (4) the failure to obtain the necessary financing arrangements set forth in the commitment letter received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (6) other factors described in PRA’s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K. Many of the factors that will determine the outcome of the subject matter of this communication are beyond PRA’s ability to control or predict. PRA undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future results or otherwise.
###

The following is the script used by PRA International during the earnings call on July 25, 2007:
John Lewis
Thank you, ___, and good morning. On behalf of PRA International, I would like to welcome everyone to today’s conference call to discuss our announcement that we have entered in to a definitive merger agreement with affiliates of Genstar Capital, LLC. We will also be discussing second quarter and first half of 2007 earnings. PRA International’s two press releases were issued this morning over the newswire. Should anyone need copies of either release, you can go directly to the company’s website at www.prainternational.com, or simply contact Han Huie of Financial Relations Board at 312-640-6688 and she can send them to you immediately.
Before I turn the call over to Terry Bieker, PRA’s Chief Executive Officer, I would like to remind everyone that, except for historical information, all of the statements, expectations and assumptions discussed in today’s call and press releases regarding our earnings and the Genstar transaction are forward-looking statements that involve a number of risks and uncertainties. Actual results might differ materially from those in the forward-looking statements. Information about factors that could cause actual results to vary is disclosed in today’s press release announcing our results and in the SEC filings for PRA, copies of which are available on the investor relations portion of our website or from www.sec.gov.
In connection with the proposed merger, a proxy statement and other materials will be filed in the coming weeks with the SEC. PRA investors are urged to read these documents when they become available because they will contain important information about the proposed merger. Investors will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at

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http://www.sec.gov. Investors will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to PRA International, 12120 Sunset Hills Road, Suite 600, Reston, VA 20190, telephone: (703) 464-6300, or from the Company’s website at www.prainternational.com.
The Company, its directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed merger. Additional information regarding the interests of potential participants in the proxy solicitation will be set forth in the proxy statement and other relevant documents regarding the merger when they are filed with the SEC.
Finally regarding our 2007 performance, all service revenue numbers and operating margins discussed on this call exclude reimbursed out-of-pocket costs associated with client projects and programs. Although this non-GAAP measure is not superior to nor a substitute for GAAP total revenue, we exclude reimbursed out-of-pocket costs because they are difficult to accurately forecast and they are immaterial because they do not affect operating income, net income or earnings per share.
With that I’d like to turn the call over to Terry Bieker, Chief Executive Officer of PRA International. Terry?

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Terry Bieker
Thank you John, and thanks to everyone joining us this morning The focus of today’s call will be to provide commentary on PRA’s announcement that it has entered into a definitive merger agreement with affiliates of Genstar Capital, LLC, and also to discuss our 2007 second quarter and six months results.
However, I first want to begin the call by welcoming both Colin Shannon and Linda Baddour to the PRA executive leadership team. As you know, I signed on as the permanent Chief Executive Officer in early May. Concurrent with my decision, Colin joined as PRA’s President and Chief Operating Officer. Shortly thereafter, we brought in Linda Baddour as PRA’s Executive Vice President and Chief Financial Officer. Both Linda and Colin come to PRA with extensive CRO industry experience and are an excellent fit with our corporate and cultural goals. I am really pleased now with the experience and strength of the full management team that we have in place.
Let’s begin this discussion of the definitive merger agreement with Genstar with a brief history.
PRA grew through a series of acquisitions over the past 10 years. Its former management team undertook a leveraged buyout of the company in June 2001 with equity financing primarily from Genstar and bank debt. The company then completed its initial public offering in November 2004. Genstar has been a huge supporter of PRA throughout the years; Jean-Pierre Conte, currently chairman and managing director of Genstar, served as chairman of PRA’s board from 2001 through 2006, and continues to be a Director. Robert Weltman, a managing director of Genstar, has also served on PRA’s board since 2001. Genstar and affiliates currently own approximately 12.8% of PRA’s shares.

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We announced today that PRA has entered a definitive merger agreement with affiliates of Genstar in a transaction valued at $790 million. Stockholders will receive $30.50 in cash for each outstanding PRA share. The members of the Board of Directors of PRA, with the exception of management and those affiliated with Genstar, following the unanimous recommendation of a Special Committee composed entirely of independent directors, has approved the agreement and recommends that PRA stockholders approve the merger — thus providing an immediate cash premium for their investment in PRA.
Because Genstar is a known entity to PRA, we have a great deal of confidence that our core values and culture, which have framed the Company’s new foundation, will be maintained. We also believe Genstar will invest in the company to accelerate our plans and strategies to build better, longer lasting customer relationships, to strengthen our team, to broaden our geographic footprint and expand our service offering.
As we have discussed in prior calls this year, 2007 is a foundation building and turnaround year for the company. In this process, we are investing in strategies to create market momentum, thus reducing our short-term margins.
In the second quarter we see continued evidence of a turnaround as our customers recognize and reward us for our therapeutic expertise and operational excellence. Gross new business awards in the second quarter totaled $149.7 million, an 18% improvement over the same period of 2006, and a 20% increase on a sequential basis. Our gross book-to-bill ratio is 1.66, compared to 1.82 in the same period of 2006 and up from 1.47 in the first quarter of 2007. Further, our new business awards mix by therapeutic area illustrates continued strength and focus in our core disciplines of oncology, CNS, cardiovascular and respiratory and allergy. For the quarter, 71% of gross new business awards were in our “core four” areas.

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By customer segment, 39% of our gross new business awards for the second quarter came from large pharmaceutical sponsors, 7% from established biotech companies, 46% from the emerging biotech and pharma sector and 8% from Japanese clients.
As you will recall from our year-end and first quarter progress updates, we have centered our efforts on three service areas. We are pleased with the direction of our new business mix within these service areas with approximately 81% of our gross new business awards in Product Registration, 13% in Early Development Services and 6% in Scientific & Medical Affairs.
Second quarter cancellations were $19.7 million, versus an abnormally high $96.5 million in the same period a year ago where we had one very large oncology program cancellation. Net new business awards were $130.1 million, resulting in a net book-to-bill ratio of 1.44 for the quarter versus 0.44 in the second quarter of 2006.
This strong business development performance resulted in a record backlog of $694 million, up 35% from last year.
In summary, I am pleased with the overall direction of our business development efforts to date. But even more so, I, and the entire team, are mindful of the need for continued focus on the business fundamentals that will drive our future market growth.
PRA’s total gross revenue for the second quarter was $103.5 million, compared to $79.4 million in the second quarter 2006, an increase of 30%. For the first six months, total gross revenue was $199.7 million compared to $156.0 million a year ago, up 28%. This figure includes reimbursement revenue from pass-through activities.

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PRA’s service revenue was $90.2 million for the quarter, a 29% increase from the $70.1 million in the same period last year and up 6% sequentially. And, for the first six months 2007, PRA’s service revenue was $175.2 million compared to $139.3 million in the same period of 2006, an increase of 26%.
We continue to focus our efforts on improving employee retention and job satisfaction. We have early evidence that these efforts are paying off as voluntary turnover rate is down 19% from the same period last year. Our employees have embraced the changes we are implementing and are the key reason we are able to report improved top-line results and strong new business momentum.
Now, I’d like to turn the call over to Linda Baddour, our chief financial officer.

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Linda Baddour
Thank you, Terry, and good morning, everyone. Let’s begin with the Genstar transaction. Under the terms of the agreement, PRA shareholders will receive $30.50 in cash for each outstanding PRA share. That represents a premium of approximately 13% over our closing price yesterday and a premium of approximately 24% over PRA’s average closing share price over the three month period ending July 24, 2007.
Credit Suisse Securities (USA) LLC is acting as financial advisor to the Special Committee. Dewey Ballantine LLP is acting as legal advisor to the Special Committee.
UBS Investment Bank is acting as financial advisor, and Latham & Watkins LLP is acting as legal advisor, to Genstar.
The agreement includes a go shop provision under which the company is free for 50 days to solicit alternative proposals. If a superior proposal solicited during this period leads to the execution of a definitive agreement, PRA would be obligated to pay a $7.9 million break-up fee to Genstar. As we noted in the press release, there are no assurances that this solicitation of proposals will result in an alternative transaction.
Completion of the transaction is contingent upon customary closing conditions including the approval of a majority of PRA’s outstanding shares as well as regulatory approvals. There is no financing condition to the obligations of Genstar to consummate the transaction. We expect the deal to close in the fourth quarter.
I’m now going to focus my comments on certain financial topics that further amplify our press release. All service revenue numbers and operating margins

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included in our remarks today exclude reimbursed out-of-pocket costs associated with client projects. Also note that this non-GAAP financial information is not superior to, nor a substitute for, GAAP total revenue.
As Terry mentioned, during the quarter, service revenue totaled $90.2 million, representing 29% growth over the second quarter of last year and 6% sequentially. By service area, Product Registration accounted for approximately 72% of our service revenue in the second quarter and 74% for the first six months; Early Development Services was approximately 20% in the second quarter and 19% for the first six months; and Scientific & Medical Affairs accounted for 8% and 7%, respectively. This was consistent with our targets.
For the second quarter, 39% of our service revenue was from our large pharmaceutical sponsors, 22% from established biotech customers, 23% from our emerging pharmaceutical and biotech clients and 16% from Japanese clients. This compares with 31% of service revenue coming from large pharmaceutical sponsors, 20% from our established biotech customers, 31% from our emerging pharmaceutical and biotech clients and 18% from our Japanese clients during the same period a year ago.
During the period, 54% of our service revenue came from North America, 42% from work in Europe and 4% from the rest of the world. For the same period of 2006, 65% of our service revenue came from North America, 32% of our service revenue came from Europe and 3% of our service revenue came from the rest of the world. The shift in work from North America to Europe can be attributed primarily to our Early Development Services unit in the Netherlands, which was not present in the comparable period of 2006.
Translating second quarter service revenue from contracts denominated in foreign currencies, the average rate for these currencies would increase second quarter service revenue by $2.7 million. Translating second quarter costs would

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increase direct costs by $1.5 million and SG&A by $600,000 respectively, resulting in a positive $600,000 impact to earnings before interest, tax, depreciation and amortization.
PRA’s top three customers in the second quarter represented approximately 26% of service revenue, while the top five customers accounted for about 38% of total service revenue. In last year’s second quarter, the top three customers were 32% of service revenue and the top five 43%. Again, this reflects a conscious effort at deeper market penetration and broader diversification of our client base.
Looking at backlog, for the quarter ending June 2007, PRA has a record backlog of $694 million compared to $514 million in the same period a year ago and $654 million last quarter. Our backlog continues to demonstrate a healthy mix of customer types with 31% of our backlog from our large pharmaceutical sponsors, 20% from our established biotech customers, 30% from our emerging pharmaceutical and biotech clients and 19% from Japanese clients.
Our core four therapeutic areas account for 72% of our backlog, with oncology representing 38%, CNS 23%, cardiovascular 6% and respiratory 5%. The remaining backlog is made up of various other therapeutic indications.
For the second quarter, direct costs as a percent of revenue increased from 52 percent in 2006 to 55 percent in 2007. The increase in direct cost as a percentage of revenue is due primarily to the additional costs associated with the reinstatement of PRA’s incentive compensation plan.
SG&A as a percent of total revenue increased from 34 percent in 2006 to 40 percent in 2007. SG&A expenses increased by $12.3 million, from $23.8 million for the second quarter of 2006 to $36.1 million for the second quarter of 2007. The increase is primarily due to the $6.7 million restructuring charge for the closing of two of our offices, $2.8 million for the re-instatement of PRA’s incentive

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bonus plan and other one time costs associated with recruiting and hiring of several key executives. In addition, stock option expense for the second quarter 2007 was $1.5 million versus $0.8 million a year ago.
Income from operations for the second quarter 2007 was $374,000 and for the first six months was $4.8 million, versus $7.0 million, and $15.6 million respectively, in the comparable periods a year ago. Operating margin for the second quarter, based on service revenue, was 0.4 percent compared to 10% in the same period of last year. For the first six months the operating margin was 2.7% compared to 11.2% in the first half of 2006. The decrease from last year is in line with our expectations for 2007 and is due to the aforementioned increases in direct cost and SG&A.
Adjusting for $6.7 million in restructuring charges associated with the closure of two of our offices as well as $0.7 million for the non-cash amortization relating to the identifiable intangible asset from the Pharma Bio-Research acquisition, operating margin for the second quarter was 8.6% versus 10% in the same period last year. For the first six months, adjusting for $7.6 million in restructuring and $1.4 million in amortization charges, operating margin was 7.8 percent compared to 11.2% in the first half of 2006.
During the quarter, the Company had discrete net tax benefit items totaling approximately $600,000 of which the full amount is included in the second quarter effective tax rate. We continue to forecast that our full year annual 2007 effective tax rate will be approximately 28%.
Net income was $693,000 or $0.03 per diluted share for the second quarter 2007, and $3.7 million, or $0.15 per diluted share for the first six months. Factoring in the restructuring costs and amortization charges, adjusted net income for the second quarter was $6.0 million or $0.24 per diluted share and for the six month period was $10.2 million or $0.40. This compares to $6.8 million or

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$0.28 per diluted share in the second quarter 2006, and $12.9 million or $0.53 for the six month period a year ago.
Cash flow from operations was $19 million for the six month period, compared with $11.3 million for the six month period of last year. During the second quarter, our DSO metric improved to 3 days from 17 days in the same period last year.
Our balance sheet remains strong. We ended the second quarter with no debt and $38 million in cash and cash equivalents.
Capital expenditures for the quarter and six months were $3.3 million and $6.1 million, respectively. The majority of the expenditures relate to the moving of our Victoria, British Columbia office into a new facility, investments in lab equipment in our bio-analytical lab and software enhancements to some of our existing applications.
Our second quarter results are right in line with our plan for this year and we reiterate 2007 guidance of service revenue and earnings per diluted share. Service revenue, excluding reimbursed out-of-pocket costs associated with client projects, is expected to be in the range of $330 million to $350 million. Earnings per diluted common share for the full year 2007 are expected to be in the range of $0.48 to $0.58. We expect our net income to include restructuring charges of approximately $9 million and a $2.3 million non-cash charge for amortization of intangible assets related to the July 2006 acquisition of Pharma Bio-Research. This results in adjusted earnings per diluted share in the range of $0.80 to $0.90.
With that I’ll turn it back to Terry.

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Terry
Thanks, Linda.
In summary, we have made good progress thus far with the changes we have implemented, but let me remind you 2007 is a turnaround year and we are making investments for the future. We believe Genstar’s offer allows shareholders to realize immediate value, and we believe we have the leadership, the strategy, the appropriate focus, and the requisite talent to restore PRA to a growth path. In closing, I recognize and I thank each of our dedicated employees who are helping us to build the foundation for the future of PRA. They are truly our strongest asset and I want to personally thank each of them for their commitment to our clients and ongoing support of the organizational changes we are making.
At this time we’ll open the call to your questions.
Operator?
Terry
This concludes our call. Thank you for your participation and support.

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